                                                                    EXHIBIT 10.1
                                                                  EXECUTION COPY

                            MASTER SERVICES AGREEMENT

         This Agreement (the "Agreement"), dated January 30, 2004 (the "Effective Date"), is by and between Aventis Inc., a Pennsylvania corporation having a principal place of business at 300 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807-0977 ("Aventis"), and Zix Corporation, a Texas corporation having a principal place of business at 2711 N. Haskell Avenue, Suite 2300, LB 36, Dallas, Texas 75204-2960 ("Company").

         WHEREAS, Aventis is engaged in the research, development, manufacture, and marketing of pharmaceutical products; and

         WHEREAS, Company is engaged in the business of providing care delivery solutions and communication protection services; and

         WHEREAS, Aventis proposes to retain Company to perform certain services on the terms and subject to the conditions set forth in this Agreement and in Individual Project Agreements (each, an "IPA");

         WHEREAS, concurrently with the execution of this Agreement, Aventis and Company are entering into that certain Security Agreement ("Security Agreement"), that certain Secured Promissory Note ("Note"), and that certain Registration Rights Agreement (the "Registration Rights Agreement") each of even date herewith;

         NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings herein contained, the parties agree as follows:

                                   ARTICLE 1

                           SERVICES AND DELIVERABLES

         1.1 Services. Aventis shall retain Company to provide services (the "Services") as detailed in one or more IPAs in substance as agreed by the parties and in form substantially as attached hereto as Schedule A, or in such other format as may be agreed by the parties from time to time. Each IPA shall be sequentially numbered and executed by the parties, and is incorporated by reference herein upon execution. Company shall provide the Services in a professional and businesslike manner, on a timely basis, in accordance with the applicable IPA. Company acknowledges and agrees that Aventis may select, at is option and in its sole discretion, any of the services Company currently provides, which are listed in Schedule B attached hereto, and Company may not refuse to perform any such services selected by Aventis in any IPA, so long as Aventis is not delinquent in paying any undisputed charges for Services hereunder. Company shall update Schedule B from time to time, but at least once each calendar year, to reflect any new or additional services.

         1.2 Deliverables. An IPA may provide that Company deliver to or prepare for Aventis as part of the Services certain information, materials, operating programs, and/or data (the "Deliverables") as detailed therein. All Deliverables prepared by Company (and all Draft Deliverables prepared by Company in accordance with Section 6.1) shall be subject to review and acceptance by Aventis in its reasonable discretion, subject to any criteria set forth in the relevant IPA (and subject to review for accuracy and appropriateness in accordance with the standards determined by Aventis' Copy Review Committee, in the case of Draft Deliverables). For avoidance of doubt, the term "Services" as used herein includes the provision of any related Deliverables.

         1.3 Rejected Items. To the extent any Services, Deliverables or Draft Deliverables are rejected by Aventis, Company shall, as promptly as practicable, but in any event within thirty (30) days, replace such Services, Deliverables or Draft Deliverables, as the case may be, with acceptable or conforming Services, Deliverables or Draft Deliverables, unless otherwise agreed by the parties.

         1.4 Equipment And Supplies. Except as may be expressly set forth in an IPA, Company will be responsible for providing all equipment, such as software, hardware, and office supplies, that may be necessary for the provision of the Services and Deliverables.

         1.5 Personnel. In the event the employment with Company of any key personnel agreed between Aventis and the Company to perform any Services is terminated, or if Aventis notifies Company that it is dissatisfied with the performance by any personnel of Company performing Services, Company shall use commercially reasonable efforts to promptly replace such personnel with personnel of comparable ability, skill, and experience.

         1.6 Third Party Performance. Company shall not engage a third party to provide any Services or Deliverables under this Agreement or otherwise subcontract any of its obligations hereunder except (a) as expressly permitted in an IPA, (b) with the prior written consent of Aventis, which consent shall not be unreasonably withheld, conditioned or delayed, or (c) such third parties as Company may engage in the ordinary course of its business to provide non-substantive, overhead-related items, such as internet service providers and copy services; and in any case subject to Section 10.2(c).

                                   ARTICLE 2

                            COMPENSATION AND EXPENSES

         2.1 Project Payments. Aventis shall pay Company the amount specified in each IPA in accordance with this Agreement. Notwithstanding any payment mechanism provided for in this
                  Article 2, the amount specified in any IPA is the maximum amount due from Aventis for Services and Deliverables provided pursuant to that IPA.

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         2.2      Cost Basis; Budgets Exclusive. Services may be provided either on a fixed cost basis or on a time and materials basis, as the parties may agree in an IPA. Where Services are provided under an IPA on a time and materials basis, all expenses and costs in connection with providing the relevant Services and Deliverables, with the exception of reasonable, economy class travel expenses (not including commuting costs), shall be specified in the corresponding IPA, unless otherwise agreed to in a writing signed by an authorized representative of each party.

         2.3 Invoices. Company invoices for Services performed pursuant to this Agreement and any IPA shall reference the applicable IPA and shall be delivered to Aventis on a monthly basis and addressed to the attention of the Aventis Accounts Payable Department at 400 Somerset Corporate Blvd., P.O. Box 6944, Bridgewater, NJ 08807-0944. Each Company invoice shall be itemized in reasonable detail and accompanied by (a) copies of third party provider invoices, if applicable, and (b) such other supporting data as may be reasonably required by Aventis. Aventis shall approve or dispute the charges set forth in each Company invoice (whether pertaining to Company charges or third party provider charges) in writing within thirty (30) days after receipt by Aventis (a "Reconciliation Notice"). A Reconciliation Notice notifying Company of any disputed charges shall provide an explanation in reasonable detail of the basis for such dispute. Payment for the disputed portion of a Company invoice may be withheld by Aventis (or deemed withheld, if Aventis is then carrying a credit pursuant to Section 2.5), pending resolution of the dispute.

         2.4 Third Party Payments. Company shall be responsible for the payment of all third party providers with whom Company has contracted in relation to this Agreement, and for all salaries, benefits, taxes, fees and other liabilities in connection with Company's employees. Invoices from any third party providers shall be charged through to Aventis pursuant to Section 2.3 at Company's actual cost therefor without mark-up, commission, or other added charges. For clarity, Company shall indemnify, defend, and hold Aventis harmless from and against Company's failure to make payment to third party providers or Company's employees in connection with Services as required by this Section, which indemnification shall be governed by the terms of Sections 5.3 and 5.4.

         2.5      Company Payments.

                  (a) Up-Front Payment. Upon signing this Agreement, Aventis shall pay $4,000,000 (the "Prepaid Amount") to Company by certified check or wire transfer. Such amount is a pre-payment of Company invoices approved by Aventis pursuant to Section 2.3. The Prepaid Amount (or such lesser amounts to which the Prepaid Amount may be reduced from time to time pursuant to this Section 2.5) shall show as a credit balance of Aventis with the Company (the "Prepaid Credit") and shall be used to pay for Services pursuant to clause
                           (b) below, subject to the Minimum Annual Requirements (as defined in clause (c) below).

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                  (b)      Payment Procedures. Within five (5) business days
                           after receipt of a Reconciliation Notice from Aventis, Company shall confirm in writing to Aventis the amount of the Prepaid Credit, if any, after deducting all approved charges in such Reconciliation Notice. In addition, within five (5) business days after resolution of any disputed charges, Company shall confirm in writing to Aventis the amount of the Prepaid Credit, if any, after deducting any agreed amounts. At such time when the Prepaid Credit shall reach zero, all amounts subsequently due shall be paid by Aventis in the following manner:

                           (i) first, by offset of any accrued interest under the Note, until such accrued interest shall reach zero;

                           (ii) then by offset of any principal amounts outstanding under the Note, until the outstanding principal amount of the Note shall reach zero; and

                           (iii) then in cash (by check or wire transfer) within forty-five (45) days after delivery by Aventis of the relevant Reconciliation Notice.

                  (c) Minimum Annual Requirements. Subject to Section 2.5(d) below, during the Term, Aventis shall, pursuant to agreed IPAs, incur (pursuant to clause
                           (iv) below) Services during each period indicated below such that total amounts payable to Company (including all costs and fees whatsoever, whether owed to Company, to a third party provider or otherwise) for such periods equal at least the dollar amount set forth opposite such period (collectively, the "Minimum Annual Requirements"), or if Services are not so incurred, forfeit any balances of Minimum Annual Requirements in accordance with clause (i) below; and Company shall use its good faith efforts to ensure that sufficient services are available and timely provided so that Aventis has the reasonable opportunity to procure under agreed IPAs, and incur (pursuant to clause (iv) below) charges for, such minimum amounts of Services:

      Service Period                                Minimum Service Value
      --------------                                ---------------------
First 12 months of Term ("Year 1")              $1,000,000 ("Year 1 Minimum")
Second 12 months of Term ("Year 2")             $1,000,000 ("Year 2 Minimum")
Third 12 months of Term ("Year 3")              $2,000,000 ("Year 3 Minimum")

                           (i)      In the event Aventis does not incur
                           (pursuant to clause (iv) below) in Year 1 Services valued at an amount equal to or in excess of the Year 1 Minimum, the difference between the value of Services incurred in Year 1 and the Year 1 Minimum shall be retained by Company. In the event Aventis does not incur (pursuant to clause (iv) below) in Year 2 Services valued at an amount equal to or in excess of the Year 2 Minimum, subject

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                           to adjustments to the Year 2 Minimum pursuant to
                           clause (ii) below, the difference between the value of Services incurred in Year 2 and the adjusted Year 2 Minimum shall be retained by the Company. In the event Aventis does not incur (pursuant to clause (iv) below) in Year 3 Services valued at an amount equal to or in excess of the Year 3 Minimum, subject to adjustments in the Year 3 Minimum pursuant to clauses
                           (iii) below, the difference between the value of Services incurred in Year 3 and the adjusted Year 3 Minimum shall be retained by the Company. Notwithstanding the foregoing, in the event that Aventis does not incur charges as set forth above due in whole or in part to the fault of Company, including by reason of delay or otherwise, then the parties shall negotiate in good faith a fair and equitable resolution which may extend the Year 1, Year 2 or Year 3, as applicable, Service periods or reduce the Annual Minimum Requirement.

                           (ii) The value of any Services incurred by Aventis (pursuant to clause (iv) below) in Year 1 in excess of the Year 1 Minimum shall be deducted from the Year 2 Minimum for purposes of clause (i) above. For example, if Aventis incurs $1,500,000 worth of Services in Year 1, the Year 2 Minimum shall be reduced to $500,000.

                           (iii) The value of any Services incurred by Aventis (pursuant to clause (iv) below) in Year 2 in excess of the Year 2 Minimum shall be deducted from the Year 3 Minimum for purposes of clause (i) above. For example, if Aventis incurs $1,500,000 worth of Services in Year 2, the Year 3 Minimum shall be reduced to $1,500,000.

                           (iv) Charges for Services will be deemed incurred by Aventis (solely for purposes of allocations to the Minimum Annual Requirements under this Section 2.5 and for no other purpose, whether accounting, legal or otherwise), regardless of when invoiced by Company, unless otherwise agreed by the parties in writing in the relevant IPA:

                                    (A)      where Services are charged on a
                                    milestone or per-Deliverable basis, on such date as the milestone is achieved or as the Deliverable has been delivered, regardless of the date of acceptance by Aventis (for example, if Services involve payment for a software program, on such date as the software program is first delivered to Aventis, whether or not Aventis accepts the program at such time);

                                    (B)      where Services are charged on a
                                    time and materials basis, on such date as Services are actually provided in fact (for example, if web content is being developed on a by-man-hour basis, on such date as the man-hours are actually devoted to such development);

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                                    (C)      where Services are charged on a
                                    per-transaction basis, on such date as the transaction is completed (for example, in an adherence program where fees are charged on a per-patient enrollment basis, on the date a patient is offered enrollment);

                           in each case as determined by reference to the terms of the applicable IPA, which is to contain applicable charge bases, including Deliverables, if any, and the price relating thereto.

                           In addition to the requirements of Section 2.3, Company shall for each of the first three quarters of each applicable year, provide to Aventis by the fifteenth (15th) day of the beginning of each quarter a report that sets forth the amount of Services that have actually been deemed incurred pursuant to this
                           Section 2.5(c)(iv) for the preceding quarter and shall, by the fifteenth (15th) day of each month during the last quarter of each applicable year, provide to Aventis a monthly report that sets forth the amount of Services that have been deemed incurred pursuant to this Section 2.5(c)(iv) for the preceding month. Such reports shall be delivered to Vincent DeChellis, with a copy to Vice President of U.S. Commercial Operations, in each case at the address for notice to Aventis set forth in Section 13.2, and shall be in form and substance satisfactory to both parties.

                  (d) Notwithstanding any other provision contained herein to the contrary, as set forth in Section 3.15 of the Registration Rights Agreement, the Year 1 Minimum, Year 2 Minimum and Year 3 Minimum shall be reduced by fifty percent (50%) each (the "Reduced Annual Requirements") upon the occurrence of the event set forth in Section 3.15 of the Registration Rights Agreement in accordance with the terms therewith, and any Prepaid Credit in excess of such Reduced Annual Requirements shall be returned to Aventis upon termination of this Agreement.

         2.6 Taxes. Any sales or use taxes determined to be applicable as a result of Services covered by this Agreement or any IPA shall be the responsibility of Aventis. All other taxes shall be the responsibility of Company. Company's Federal Tax I.D. is 75-2216818-0.

         2.7 Most Favored Customer. Notwithstanding anything in this Agreement to the contrary, or any rates or pricing agreed in any IPA, if at any time during the term of this Agreement Company sells or provides services similar to the Services to any customer at rates or upon economic terms and conditions more favorable than those accorded to Aventis (as determined after giving effect to volume discounts made available to other customers), Company shall promptly offer Aventis the benefit of such more favorable terms and conditions or rates, which, upon acceptance, shall be retroactive to the date that such more favorable terms and conditions were first effective for such other customer; provided, that Company shall not be required to offer Aventis any such more favorable terms or conditions

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

                  where such terms and conditions are given by Company to a customer that has committed in writing to purchase services from Company in an aggregate amount equal to or exceeding $ * million during any three year period. Upon Aventis' reasonable request from time to time, Company shall provide written confirmation that it is in compliance with the requirements of this Section. For avoidance of doubt, any changes in rates or pricing shall not affect the aggregate amounts of the Minimum Annual Requirements.

         2.8 Audits. Aventis shall have the right to audit Company's books and records to confirm compliance by Company with its obligations under this Agreement, at reasonable times and places, at Aventis' sole expense, either through Aventis' internal audit department or a third party selected by Aventis; provided, however, that in the event such audit reveals that Company has overcharged Aventis for any Services under any IPA by five percent (5%) or more, Company shall refund such overcharges to Aventis within five (5) business days and shall bear all out-of-pocket costs and expenses of Aventis incurred in connection with such audit. Unless otherwise agreed to by the parties in writing, Company shall retain its books and records relating to Services under any IPA for a period of at least three (3) years following the completion of such IPA.

                                   ARTICLE 3

                                CONFIDENTIALITY

         3.1 Disclosure of Information. Aventis and Company may disclose to each other certain proprietary, confidential, and/or trade secret information ("Confidential Information") in connection with the Services. The party disclosing Confidential Information shall be referred to as the "Discloser" and the party receiving Confidential Information shall be referred to as the "Recipient."

         3.2 Obligations of Confidentiality. Recipient shall hold in strict confidence, from the Effective Date until ten (10) years after termination or expiration of this Agreement, whichever occurs first, all of Discloser's Confidential Information that is either (a) marked "Confidential" at the time of disclosure, or
                  (b) designated by Discloser to be confidential in writing received by Recipient within thirty (30) days following disclosure. Notwithstanding the foregoing, (i) all Deliverables that are owned by Aventis, as established pursuant to Article 9, shall be deemed Confidential Information of Aventis unless otherwise agreed in writing by Aventis and (ii) the fact of, terms and conditions of, and subject matter of this Agreement shall be deemed Confidential Information of each party.

         3.3 Non-Use And Non-Disclosure. Recipient shall not (a) use or disclose Discloser's Confidential Information except as expressly permitted by this Agreement, or (b) disclose Discloser's Confidential Information to any third party other than to

---------------------------
* Indicated confidential text omitted and filed separately with the Securities and Exchange Commission.

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

                  those of the Recipient's employees and agents who (i) have a need to have access to such Confidential Information in order to perform the Services and (ii) agree in writing to comply with the confidentiality provisions of this Article 3.

         3.4 Exceptions to Obligations. This Article 3 imposes no obligation of confidentiality on Recipient with regard to any portion of the Discloser's Confidential Information:

                  (a) that is part of the public domain at the time of disclosure; or

                  (b) that becomes part of the public domain after the Effective Date without any unauthorized act by or omission of Recipient; or

                  (c) if Recipient can demonstrate by written records that it (i) had independently developed knowledge of such Confidential Information prior to or after the date of disclosure without use of, reference to, or reliance upon Confidential Information disclosed to it by Discloser and (ii) did not develop such knowledge during the course of performing Recipient's obligations pursuant to this Agreement; or

                  (d) that is disclosed to Recipient by a third party who has the legal right to make such disclosure; or

                  (e) if permission to use or disclose said Confidential Information or to make use thereof is first obtained by Recipient in a writing signed by an authorized representative of Discloser; or

                  (f) if Recipient is required by law, regulation, rule, act, or order of any court or other government authority or agency or any stock exchange to disclose such Confidential Information; provided, however, that Recipient shall (i) give Discloser sufficient advance written notice to permit Discloser to seek a protective order or other similar order with respect to such Confidential Information, and (ii) thereafter disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by Discloser.

         3.5 No License or Right. Disclosure of Confidential Information under this Agreement shall not be construed to create in or grant or provide to Recipient any license, right, title, interest, or ownership in or to any of Discloser's Confidential Information.

         3.6 Standard of Care. Recipient shall use the same degree of care to protect the Discloser's Confidential Information as Recipient uses to protect its own Confidential Information, but in no event shall Recipient exercise anything less than a reasonable degree of care in protecting Discloser's Confidential Information.

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

         3.7 Return of Information. Upon Discloser's request or at the termination or expiration of the Agreement pursuant to Article 4, Recipient shall return to Discloser any or all written, printed, visual, or digital media, documents, tapes, and other materials or substances containing Discloser's Confidential Information, including all copies and excerpts thereof then in Recipient's possession or control. The return of Discloser's Confidential Information shall not relieve Recipient of its obligations of confidentiality pursuant to this Article 3.

         3.8 Unauthorized Use. If either party becomes aware of or has knowledge of any unauthorized use or disclosure of the other party's Confidential Information, it shall promptly notify the Discloser of such unauthorized use or disclosure. For clarity, such notification shall not relieve a Recipient of any liability in connection with a breach by it of any of the other provisions of this Article 3.

         3.9 Restrictions on Disclosure of Relationship. Notwithstanding anything to the contrary contained in this Article 3, Company shall not disclose to any third party, including but not limited to any physician or other healthcare provider, whether in writing, orally or otherwise, that Aventis has retained Company for professional services, without the prior written consent of Aventis. Neither party shall issue any press release regarding this Agreement without the prior review and written approval of the other party.

         3.10 Publicity/Announcements. Except as set forth below, no announcement or other disclosure, public or otherwise, concerning the financial or other terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement, except as may be legally required, without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement or disclosure, such approval and agreement not to be unreasonably withheld. The party desiring to make any announcement or other disclosure concerning the terms of this Agreement shall provide the other party with a copy of the proposed announcement or disclosure for review and comment in reasonably sufficient time prior to undertaking the announcement or disclosure. Notwithstanding the foregoing, Aventis acknowledges and agrees that the Company shall be permitted to file this Agreement with the Securities and Exchange Commission in accordance with applicable law. Company will coordinate in advance with Aventis on the terms of this Agreement that Company shall seek to be redacted in any SEC filings, and Company shall use reasonable efforts to seek confidential treatment for such terms that Company and Aventis may each request, to the extent confidential treatment is available for such terms.

         3.11 Equitable Relief. Each party recognizes the material nature of the provisions of this Article 3 and acknowledges that unauthorized disclosure may cause the other party irreparable harm, and agrees that any breach or threatened breach of this provision by such party shall entitle the other party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction.

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

                                   ARTICLE 4

                              TERM AND TERMINATION

         4.1      Term. Unless terminated earlier in accordance with this
                  Article 4, this Agreement shall remain in full force and effect from the Effective Date until the later of (a) the three (3) year anniversary of the Effective Date or (b) the completion of any longer service period expressly set forth in an IPA in effect as of the three (3) year anniversary of the Effective Date. Upon expiration of this Agreement under this
                  Section 4.1 (i.e., if this Agreement is not earlier terminated in accordance with this Article 4), the Prepaid Credit shall be governed by Sections 2.5(c) and 2.5(d); and any other pre-paid, but unexpended funds, of Aventis shall be returned to Aventis.

         4.2 Termination for Regulatory Matters. Aventis shall have the right to terminate any IPA or this Agreement in its entirety immediately upon written notice to Company (a) in the event the U.S. Food and Drug Administration (the "FDA"), any other regulatory agency, or any applicable law, rule, or regulation prohibits the Services contemplated thereby or hereby, or if by such agency's intervention it becomes unfeasible for Aventis to continue to use the Services contemplated thereby or hereby, or (b) pursuant to Section 8.2.

         4.3 Termination for Material Breach. In the event that either party commits a breach or default of any material term of this Agreement and that party (the "Defaulting Party") fails to remedy that default or breach within thirty (30) days after receipt of written notice of that breach (which notice specifies the basis for such breach in reasonable detail) from the other party, the party giving notice may, at its option, terminate this Agreement by sending written notice of termination ("Termination Notice") to the Defaulting Party. The Agreement shall terminate three (3) business days after the date of the Termination Notice. In addition, each party shall have the right to terminate this Agreement in accordance with the provisions of Section 14.1.

         4.4 Termination for Convenience. Aventis shall have the right to terminate this Agreement for any reason, at any time, by giving written notice at least thirty (30) days prior to the desired termination date. After such time as Aventis has a zero credit balance under Section 2.5, Company shall have the right to terminate this Agreement for any reason, at any time, by giving written notice at least thirty (30) days prior to the desired termination date.

         4.5 Automatic Termination for Bankruptcy. In the event either party becomes insolvent, makes an assignment for the benefit of creditors, files a petition for bankruptcy, is the subject of a petition for bankruptcy which is not dismissed within ninety (90) days from the filing thereof, becomes the subject of any receivership or admits in writing its inability to pay its debt generally as they become due, this Agreement will automatically terminate, and the solvent party

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

                  shall be entitled to recover any payments which could be recovered from the insolvent party in the event of default.

         4.6      Effect of Termination.

                  (a) General. In the case of early termination of the Agreement pursuant to Section 14.1, 4.2, 4.3 or 4.4, or under Section 4.5, Company shall terminate any outstanding commitments and discontinue all work under this Agreement, and Company shall not be entitled to any further compensation other than for
                           (i) unpaid fees for Services rendered satisfactorily and expenses incurred by Company as authorized by any IPA pending as of the date of termination, (ii) unpaid expenses for reasonable, non-cancellable obligations incurred or committed to be incurred by Company pursuant to any IPA pending as of the date of termination, unless Aventis objects to any charge, in which case the parties shall use their commercially reasonable efforts to resolve expeditiously any disagreement, and (iii) as may be permitted under clause (b) or (c) below. In no case shall reimbursement pursuant to this Section for any IPA pending as of the date of termination exceed the total compensation for Services and expenses specified in that IPA or include anticipated profits in connection with Services not actually performed.

                  (b) Termination by Aventis. Notwithstanding the provisions of Section 2.5(c):

                                    (i)      In the case of early termination by
                           Aventis pursuant to Section 4.2(b), Section 14.1,
                           Section 4.3 or under Section 4.5 as a result of the insolvency of or similar occurrence to Company, the Prepaid Credit shall be returned to Aventis; and any other pre-paid, but unexpended funds, of Aventis shall be returned to Aventis, subject to clause
                           (a)(ii) above.

                                    (ii)     In the case of early termination by
                           Aventis pursuant to Section 4.2(a) or Section 4.4, the Prepaid Credit shall be retained by Company; but any other pre-paid, but unexpended funds, of Aventis shall be returned to Aventis, subject to clause
                           (a)(ii) above.

                  (c) Termination by Company. In the case of early termination by Company pursuant to Section 4.3 or under Section 4.5 as a result of insolvency of or similar occurrence to Aventis, the Prepaid Credit shall be retained by Company; but any other pre-paid, but unexpended funds, of Aventis shall be returned to Aventis, subject to clause (a)(ii) above.

                  (d) Payments. Any return of funds from Company to Aventis required under this Section 4.6 shall be made within thirty (30) days after the date of termination.

         4.7 Effect of Partial Termination. In the event termination of one or more IPAs does not result in termination of the Agreement, the parties' rights and responsibilities with respect to the terminated IPAs shall be determined with reference to the relevant subsection of this Article 4, such that, for example, early termination of an IPA would be governed by Sections 4.4 and/or 4.6, as applicable.

         4.8 No Impairment of Claims. The expiration or termination of this Agreement or any IPA shall not impair, and the parties shall retain, all claims, causes of action, defenses, and other rights that they may have at law or in equity accruing prior thereto.

                                   ARTICLE 5

                                INDEMNIFICATION

         5.1 Aventis Indemnification Obligations. Aventis shall defend, indemnify, and hold harmless Company and its officers, directors, affiliates, and agents from and against any claims, proceedings, or investigations (collectively "Claims") arising out of or in connection with Aventis' negligence or willful misconduct in carrying out the terms of this Agreement, or breach of this Agreement (including but not limited to Claims for misuse of information or violation of any right to privacy), including but not limited to amounts paid in settlement of Claims and costs and expenses, including reasonable attorneys' fees, incurred in connection with the defense or settlement of any such Claim. Aventis' obligations under this Section shall not extend to Claims relating to or arising from Company's negligence or willful misconduct in carrying out the of terms of this Agreement, or breach of this Agreement (including but not limited to Claims for misuse of information or violation of any right to privacy).

         5.2      Conditions to Aventis Obligations. Aventis' obligations under
                  Section 5.1 are conditioned upon Company giving Aventis (a) written notice of the Claim within five (5) business days of the date that Company first becomes aware of the Claim, or earlier if necessary to prevent prejudice to Aventis, and (b) reasonable assistance in the defense of any Claim, including but not limited to the provision of documents, witness testimony, and interviews. Aventis shall have the sole right to choose counsel to defend any Claim, and Aventis shall have the right to settle or otherwise resolve any such Claim without the prior written consent of Company so long as such settlement or resolution involves only the payment of money by Aventis and provides a complete release of Company. Company, at its own expense, may be represented by separate counsel in addition to the counsel selected by Aventis pursuant to this Section. In the event that representation of Company and Aventis by the same counsel would be a conflict of interest for such counsel, Company may select its own independent counsel without relieving Aventis of its responsibilities pursuant to this Section. Notwithstanding the terms of Section 5.2(a), Aventis' obligations under Section 5.1 shall not be relieved if Company provides Aventis with notice of a Claim in sufficient time to permit

                  Aventis to timely answer, plead, or otherwise respond to such Claim without prejudice.

         5.3 Company Indemnification Obligations. Company shall defend, indemnify, and hold harmless Aventis and its subsidiaries, and their respective officers, directors, affiliates, and agents from and against any Claims arising out of or in connection with (a) the Company's negligence or willful misconduct in carrying out the terms of this Agreement, (b) breach of this Agreement (including but not limited to Claims for misuse of information or violation of any right to privacy), and (c) infringement of third party rights as provided in Section 9.1, including but not limited to amounts paid in settlement of Claims and costs and expenses, including reasonable attorneys' fees, incurred in connection with the defense or settlement of such Claim. Company's obligations under this Section shall not extend to Claims relating to or arising from Aventis' negligence or willful misconduct in carrying out the terms of this Agreement, or breach of this Agreement (including but not limited to Claims for misuse of information or violation of any right to privacy). Without limiting the foregoing, Company also shall indemnify, defend, and hold harmless Aventis and its subsidiaries, and their respective officers, directors, affiliates, and agents from and against any and all Claims relating to Company's non-compliance in providing the Services with the requirements of laws and/or regulations pertaining to confidentiality and security of personal and medical data, including but not limited to claims relating to the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"), and any laws and/or regulations relating to the maintenance, use, transmission or other activity concerning patient records and confidentiality of medical data.

         5.4      Conditions to Company Obligations. Company's obligations under
                  Section 5.3 are conditioned upon Aventis giving (a) Company written notice of the Claim within five (5) business days of the date that Aventis first becomes aware of the Claim, or earlier if necessary to prevent prejudice to Company, and (b) reasonable assistance in the defense of any Claim, including but not limited to provision of documents, witness testimony, and interviews. Company shall have the sole right to choose counsel to defend any Claim, and Company shall have the right to settle or otherwise resolve any such Claim without the prior written consent of Aventis so long as such settlement or resolution involves only the payment of money by Company and provides a complete release of Aventis. Aventis, at its own expense, may be represented by separate counsel in addition to counsel selected by Company pursuant to this Section. In the event that representation of Company and Aventis by the same counsel would be a conflict of interest for such counsel, Aventis may select its own independent counsel without relieving Company of its responsibilities pursuant to this Section. Notwithstanding the terms of Section 5.4(a), Company's obligations under Section 5.3 shall not be relieved if Aventis provides Company with notice of a Claim in sufficient time to permit Company to timely answer, plead, or otherwise respond to such Claim without prejudice.

                                   ARTICLE 6

                            COPY REVIEW REQUIREMENTS

         6.1      Submission for Review. Without limiting the provisions of
                  Section 1.2, Company shall submit to Aventis drafts of all written, printed, digital text or graphic, or other viewable or readable Deliverables ("Draft Deliverables") (a) that (i) directly or indirectly reference Aventis or its products (including references or use of trademarks, tradenames, logos and similar items) and (ii) are intended for distribution by Aventis or Company either internally or externally to third parties, or (b) as otherwise directed by Aventis. Draft Deliverables shall be reviewed and approved by Aventis for accuracy and appropriateness pursuant to Aventis' internal policies and procedures. Only Draft Deliverables that have been reviewed and finally approved by Aventis in writing shall be deemed "Approved Copy".

         6.2 Changes to Drafts; Compliance. Company shall incorporate all corrections, suggestions, and changes to Draft Deliverables required by Aventis. Company is responsible for ensuring that the final version of all Deliverables is identical to Approved Copy.

         6.3 Specific Indemnification. Company shall defend, indemnify, and hold harmless Aventis in accordance with Sections 5.3 and 5.4 from and against any Claims arising out of or in connection with Company's failure to perform its obligations set forth in Sections 6.1 and 6.2. Company's obligations pursuant to this Section shall include but are not limited to the cost of developing and producing the Deliverables, the cost of destruction of the Deliverables, and the cost of all remedial acts that may be required by any state, local or federal agency with respect to the use by Aventis of any of such materials.

                                   ARTICLE 7

                             INDEPENDENT CONTRACTOR

         7.1 Nature of Relationship. Company shall perform the Services under this Agreement only as an independent contractor, and nothing contained herein shall be construed to be inconsistent with that relationship or status. Company, its officers, directors, employees, contractors, and agents shall not be considered employees or agents of Aventis. Company shall have no authority to sign any agreement with a third party on behalf of Aventis or otherwise to bind Aventis in any manner.

         7.2 No Joint Business. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or business organization of any kind.

                                   ARTICLE 8

                            REGULATORY REQUIREMENTS

         8.1 Compliance with Laws. Company shall comply with all foreign and United States federal, state and local laws and regulations applicable to it in connection with its performance of the Services and its other obligations under this Agreement (collectively, "Laws"). Without limiting the generality of the foregoing:

                  (a) Company shall comply with all Laws regarding manufacture, testing, distribution, sale, and/or promotion of pharmaceutical products and medical devices, including but not limited to, all Laws relating to required permits, licenses, filings, certifications, and other approvals required by the FDA or similar state, local or foreign agency;

                  (b) Company shall comply with (i) the Anti-Kickback provisions of the Social Security Act, 42 U.S.C.
                           Section 1320a-7b, et seq., and the relevant regulations at 42 C.F.R. Part 1001, and (ii) the False Claims Act, 31 U.S.C. Section 3729; and

                  (c) Company shall comply with all Laws relating to the confidentiality and security of personal and medical data, including but not limited to HIPAA, and any other Laws relating to the collection, storage, maintenance, use, transmission, disclosure or other activity concerning patient records and confidentiality of personal and medical data.

         8.2 No Debarred Agents. Company represents and certifies that neither the Company nor any person or entity employed or engaged by Company, including without limitation, its employees, contractors, consultants or agents who will provide Services in connection with this Agreement (collectively "Personnel") have ever been and are not currently debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a), as amended, or any similar state, local or foreign law (collectively "Debarred"), excluded by the Office of Inspector General pursuant to 42 U.S.C. Section 1320a-7, et seq. or any state agency from participation in any federal or state health care program (collectively "Excluded") or otherwise disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70 or any other regulatory authority (collectively "Disqualified"), nor will Company utilize any Debarred, Excluded or Disqualified Personnel to provide any Services hereunder. During the term of this Agreement, if Company or any Personnel is Debarred, Excluded or otherwise Disqualified, Company shall immediately notify Aventis in writing. Upon receipt of such notice by Aventis, or if Aventis becomes aware of a threatened Debarment, Exclusion or Disqualification, Aventis shall have the right to terminate this Agreement immediately by written notice to Company. Company represents and warrants that it has not been convicted of any crime or engaged in any conduct for which it or its Personnel could be Debarred, Excluded or Disqualified.

                                   ARTICLE 9

                          INTELLECTUAL PROPERTY RIGHTS

         9.1 Right to Use. Company represents and warrants that Company has the right to use and disseminate and may use and disseminate third party information when collecting, compiling, and maintaining Draft Deliverables and Deliverables that Company furnishes to Aventis under this Agreement. Company shall indemnify Aventis in accordance with the applicable terms of
                  Article 5 for any Claim that any Draft Deliverables or Deliverables infringe upon any patent, trademark, copyright, or other intellectual property right belonging to any third party. Company shall be responsible for obtaining the written consent of owners of rights to any third party materials provided to Aventis as all or any part of the Services or Deliverables in order to procure for Aventis the right to fully use such materials, and shall promptly provide a copy of any such consents to Aventis upon Aventis' request.

         9.2      Ownership of Developments.

                  (a) Except as expressly provided in an IPA, as between Aventis and Company, the ownership of all statutory and common law rights, including but not limited to copyright and other intellectual property rights (collectively, "Ownership Rights"), to all Draft Deliverables, all Deliverables, and all other materials, including all inventions, innovations, improvements, modifications, know-how, discoveries and developments, whether or not patentable or copyrightable, created or reduced to practice during the course of the Company providing Services or resulting from an IPA (such Draft Deliverables, Deliverables and other materials, collectively, "Developments"), shall be allocated between Aventis and the Company, whether Developments have been prepared by such party or its employees, independent contractors hired by such party or any other third party providers, as follows:

                           (i) any Developments created or reduced to practice solely by Aventis shall be owned by Aventis;

                           (ii) any Developments created or reduced to practice jointly by Aventis and Company (including their respective employees and other independent contractors and agents) shall be jointly owned by Aventis and Company; provided, however, that any Developments which are customized to Aventis' specifications or otherwise pertain solely to Aventis or its business and operations shall be owned solely by Aventis notwithstanding such joint development; and

                           (iii) any Developments created or reduced to practice solely by Company shall be owned as follows:

                                    (A)      any such Developments with general
                           application in any industry shall be owned by Company;

                                    (B)      any such Developments with general
                           application in the pharmaceutical industry shall be owned by Company, but Company hereby grants Aventis a perpetual (notwithstanding any termination of this Agreement or any transfer by Company of Ownership Rights in such Developments to any third party), worldwide, non-exclusive, transferable, royalty-free right and license, with the right to grant sublicenses, to use such Developments for any purpose; and

                                    (C)      any such Developments which are
                           customized to Aventis' specifications or otherwise pertain solely to Aventis or its business and operations shall be owned by Aventis.

                  (b) Each party shall execute assignments of Ownership Rights and shall be responsible for obtaining assignments of Ownership Rights from third parties sufficient to transfer to or vest in the other party, to the extent the other party is entitled thereto pursuant to this Section 9.2, the Ownership Rights, at no additional charge to such other party.

                  (c) For clarity, Ownership Rights in and to any previously existing materials proprietary to a party (which such party can prove by written documentation were in existence and owned by such party prior to the Company providing the relevant Services to Aventis, and not including any improvements or modifications thereto or inventions included therein constituting Developments), shall not constitute Developments and, as between Aventis and Company, shall be retained by such party.

         9.3 Work for Hire; Licenses. Aventis and Company agree that all Developments which Aventis owns or has the right to own, as determined pursuant to Section 9.2, are a "Work Made for Hire" under the United States Copyright law. To the extent any Services, Draft Deliverables or Deliverables include any (a) Developments which Company owns or has a right to own, as determined by Section 9.2(a), (b) any intellectual property of Company which Company owns as determined by Section 9.2(c), or
                  (c) any intellectual property of any third party, Company hereby grants to Aventis or shall obtain for the benefit of Aventis a perpetual, worldwide, non-exclusive, transferable, royalty-free right and license to use such materials for purposes of obtaining the benefits of the Services hereunder.

         9.4 No Use of Trademarks. Both parties agree not to use any of other party's trademarks or trade names without the prior express written consent of the other party.

         9.5 No License or Right. Nothing in this Agreement shall be construed to create in or grant or provide to Company any license, right, title, interest, or ownership in or to any Aventis intellectual property or other proprietary rights of Aventis.

                                   ARTICLE 10

                   REPRESENTATIONS, WARRANTIES AND COVENANTS.

         10.1 Mutual Representations, Warranties and Covenants. Each of Company and Aventis represent and warrant to each other that
                  (a) it has the full right and power to enter into and perform this Agreement, (b) this Agreement constitutes its legal, valid and binding obligation, and (c) to the best of its knowledge, it has not entered into as of the Effective Date, and will not enter into after the Effective Date, any agreements or commitments which could reasonably be expected to impair or prevent it from carrying out all of its obligations hereunder.

         10.2     Additional Representations, Warranties and Covenants of
                  Company.

                  (a) Company represents, warrants and covenants that has sufficient legal title and/or beneficial title under its intellectual property rights necessary to provide the Services and Deliverables and to otherwise carryout its obligations under this Agreement.

                  (b) Company represents, warrants and covenants that its use of any personal information, including patient and physician information which it collects, receives, or has access to as a result of providing the Services hereunder will be used solely for purposes of providing the Services and it will not otherwise use or disclose such information to third parties.

                  (c) Company represents, warrants and covenants that it will not engage a third party to provide Services or Deliverables hereunder unless and until such third party has agreed to be bound by obligations of non-disclosure and non-use no less restrictive than the obligations of non-disclosure and non-use applicable to Company hereunder.

         10.3     Right of First Refusal.

                  (a) For purposes of this Section 10.3, the term "Aventis Products" shall mean the following prescription pharmaceutical products of Aventis: (i) until such time as the product Apedra(R)is launched in the United States, Amaryl(R)and Lantus(R), and (ii) upon the launch of Apedra(R)in the United States, Amaryl(R), Lantus(R)and Apedra(R). The term "Competing Product" means (i) until such time as the product Apedra(R)is launched in the United States, Glucotrol(R), Humalin(R), and Novolin(R), and (ii) upon the launch of Apedra(R)in the United States, Glucotrol(R), Humalin(R), Novolin(R), Novolog(R), Humalog(R), Novolin R(R), and Humalin R(R). The parties shall negotiate in good faith to add specific products to the foregoing definition of Competing Products in the event third parties obtain approvals to commercialize new products that compete with Aventis Products.

                  (b) During the period commencing on the Effective Date and ending on the earlier to occur of (i) the three
                           (3) year anniversary of the Effective Date, (ii) the date on which the Prepaid Credit reaches a zero balance and (iii) the termination of this Agreement (such period, the "ROFR Period"), Aventis shall have the first right and option to obtain Services for the Aventis Products, to the exclusion of all Competing Products. Accordingly, in the event that, during the ROFR Period, any third party seeks to obtain services from Company for a Competing Product and Company is not already providing Services for an Aventis Product (which case is governed by clause (d) below), Company shall promptly notify Aventis of such opportunity, including in reasonable detail the types of services requested and the proposed duration and fees therefor (the "ROFR Notice"). Notwithstanding the foregoing, the right of first refusal set forth in this Section
                           10.3 shall not apply to Services or products offered by Company to insurers or healthcare plans relating to a specific pharmaceutical product.

                  (c) Within thirty (30) days following receipt by Aventis of the ROFR Notice, Aventis shall advise Company whether it desires to obtain Services for an Aventis Product. If Aventis elects, at its option and in its sole discretion, to so obtain Services, then the parties shall negotiate in good faith an IPA between Aventis and Company pursuant to which Company will provide Services for such Aventis Product. In the event the parties are unable to reach mutually acceptable terms for an IPA within sixty (60) days of commencing negotiations, Company shall be free to enter into an agreement to provide services in respect of the Competing Product on terms no less favorable to Company than those last offered by Aventis. If Aventis elects not to obtain Services for an Aventis Product or fails to respond to the ROFR Notice within such 30-day period, then Company shall be free to provide services in connection with Competing Products.

                  (d) Company represents, warrants and covenants that, (i) during the ROFR Period, it will not enter into any agreement that would impair or prevent its ability to comply with clause (c) above, and (ii) during the ROFR Period, if it is providing Services to Aventis in connection with an Aventis Product, it shall not provide any services to any third party in connection with any Competing Product.

                                   ARTICLE 11

                            LIMITATION OF LIABILITIES

         11.1 No Consequential or Punitive Damages. Except as otherwise provided in this Agreement, in no event shall either party be liable to the other for any special, incidental, punitive or consequential damages arising out of or in connection with the use or performance of the Services or Deliverables.

         11.2 No Implied Warranties. Except for warranties expressly set forth in this Agreement, Company makes no implied warranties, including but not limited to any implied warranty of merchantability or fitness for a particular purpose, with respect to the Services and the Deliverables.

                                   ARTICLE 12

                                   INSURANCE

         12.1 Minimum Requirements. Company shall maintain insurance policies in the minimum amounts as follows: (a) Comprehensive General Liability (including Contractual Liability, Bodily Injury, Property Damage, and Personal Injury) in the amount of $1,000,000, combined single limit; (b) Comprehensive Automobile Liability (Bodily Injury and Property Damage) in the amount of $500,000, combined single limit; (c) Employers' Liability in the amount of $100,000 per accident and $500,000 per disease; and (d) Workers Compensation and Employee Liability as required by the laws of the state in which Services are being performed. During the term of this Agreement, Company shall not permit such insurance to be reduced, expired, or cancelled without reasonable prior written notice to Aventis. Upon request, Company shall provide a Certificate of Insurance to Aventis.

                                   ARTICLE 13

                          COMMUNICATIONS AND PAYMENTS

         13.1 Payments. Checks for Services shall be made payable to: "Zix Corporation" and sent to:

                           Zix Corporation
                           2711 N. Haskell Avenue
                           Suite 2300, LB 36
                           Dallas, Texas 75204-2960
                           Attention: Steve York
                           Facsimile No.: (214) 515-7380

                  Checks for any refunds of payments or pre-payments for Services shall be made payable to: "Aventis Inc." and sent to:

                           Aventis Inc.
                           300 Somerset Corporate Boulevard
                           Bridgewater, New Jersey 08807-0977
                           Attention: Kevin O'Brien
                           Facsimile No.: (908) 243-1561

         13.2 Notice. Any notice required or permitted hereunder shall be in writing and shall be deemed given as follows and addressed to the party to receive such notice at the address(es) and/or facsimile telephone number(s) set forth below, or such other address as is subsequently specified to the notifying party by the receiving party in writing:

                  (a)      the date it is delivered by hand;

                  (b) three (3) business days after being sent by Registered or Certified Mail, postage prepaid, return receipt requested;

                  (c) the date it is dispatched by facsimile, and confirmed in writing simultaneously dispatched; or

                  (d) one (1) business day after dispatched by nationally recognized overnight courier.

                  If to Company, notice should be sent to:

                           Zix Corporation
                           2711 N. Haskell Avenue
                           Suite 2300, LB 36
                           Dallas, Texas 75204-2960
                           Attention:  Legal Department
                           Facsimile No.: (214) 515-7385

                  If to Aventis, notice should be sent to:

                           Aventis Inc.
                           300 Somerset Corporate Boulevard
                           P.O. Box 6890, SC3-830A
                           Bridgewater, New Jersey 08807-0977
                           Attention: General Counsel
                           Facsimile No.: (908) 243-7219

                  With a copy to:

                           Aventis Pharmaceuticals Inc.
                           300 Somerset Corporate Boulevard
                           Bridgewater, New Jersey 08807-0977
                           Attention: General Counsel, North America
                           Facsimile No.: (908) 243-7219

                                   ARTICLE 14

                                  MISCELLANEOUS

         14.1 Force Majeure. Notwithstanding anything to the contrary contained herein, neither Aventis nor Company shall be liable for delays in performing or any failure to perform any of the terms of this Agreement caused by the effects of fire, strike, war, insurrection, government restriction or prohibition, or other similar causes reasonably beyond its control and without its fault, but the party failing to perform shall use all reasonable efforts to resume performance of this Agreement as soon as feasible. Any episode of force majeure which continues for sixty (60) days from the date of notification of its existence shall give the non-affected party the right to terminate this Agreement upon thirty (30) days' additional notice.

         14.2 Assignment. Neither party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other party, except that (a) either party may assign this Agreement (and/or one or more IPAs hereunder) to a successor or assignee of substantially all of its assets, and (b) Aventis may assign this Agreement (and/or one or more IPAs hereunder) to an affiliate or a subsidiary or a successor to that area of its business to which this Agreement is related.

         14.3 Entire Agreement; Modification. This Agreement and the IPAs, together with the Security Agreement, the Note, and the Registration Rights Agreement constitute the entire agreement between the parties on the subject matter and supersede all prior contracts, agreements and understandings relating to the same subject matter between the parties. The parties intend this Agreement to be a complete statement of the terms of their agreement, and no change or modification of any of the provisions of this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each of Company and Aventis.

         14.4 Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflict of laws rules.

         14.5 Severability. If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect, provided that the part of the Agreement thus invalidated or declared unenforceable is not essential to the intended purposes of this Agreement.

         14.6 Waiver. The failure of either party to demand strict performance of any term or condition of this Agreement shall not constitute a waiver thereof or in any way limit or prevent subsequent strict enforcement of such term or condition.

         14.7 Binding Effects. The terms of this Agreement shall be binding upon and inure to the benefit of Company, Aventis and their respective successors and permitted assigns.

         14.8 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

         14.9 Survival. The obligations of Company under Sections 2.4 and 2.7, and Articles 3, 5, 7, 9, 10, 13, and this Article 14, and Aventis' obligations under Articles 3, 5, 7, 9, 10, 13, and this Article 14, shall survive the expiration or termination of this Agreement.

         14.10 Purchase Orders. The terms of any subsequent pre-printed purchase order shall not vary, add to or supersede this Agreement.

         14.11 Headings. Article and Section headings are for convenience only and are not to be used to construe or interpret this Agreement.

                             Signature Page Follows

         IN WITNESS WHEREOF, the parties have indicated their acceptance of the terms of this Agreement by the signatures set forth as of the date first written above. Each individual signing for a corporate entity hereby personally warrants his or her legal authority to bind that entity.

Aventis Inc.                               Zix Corporation

By: /s/ Juergen Lasowski                   By: /s/ Ronald A. Woessner
    -----------------------                    ------------------------
Name: Juergen Lasowski                     Name: Ronald A. Woessner
Title: Authorized Signatory                Title: Senior Vice President

                                                                      SCHEDULE A

                                     FORM OF
                          INDIVIDUAL PROJECT AGREEMENT

                          INDIVIDUAL PROJECT AGREEMENT
                                  NO. ________

Agreement:        Master Services Agreement dated January __, 2004 between
                  Aventis Inc. and Zix Corporation

Title of Project: "_________________________"

Date: _________________,________

The following terms and conditions apply solely to work performed under this Individual Project Agreement ("IPA") and do not apply to any other Individual Project Agreements. The IPA is governed by the terms of the Master Services Agreement dated January [__], 2004 (the "Agreement") between Aventis Inc. ("Aventis") and Zix Corporation ("Company"), the terms and conditions of which are incorporated herein by reference. To the extent that there is any conflict between the terms and conditions of the Agreement and this IPA, this IPA shall control. All capitalized terms in this IPA shall have the same defined meanings as set forth in the Agreement. Time is of the essence for Company's performance of the Services and delivery of the Deliverables hereunder.

         1.       Project Summary:

         [ENTER DETAILED DESCRIPTION OF PROJECT HERE. INCLUDE APPLICABLE TIME FRAMES/DEADLINES AND OBJECTIVE CRITERIA FOR DETERMINING ACCEPTABILITY.]

         2.       Deliverables:

         [ENTER DETAILED DESCRIPTION OF DELIVERABLES HERE. INCLUDE APPLICABLE DELIVERY DATES AND OBJECTIVE CRITERIA FOR DETERMINING ACCEPTABILITY.]

         3.       Budget:

         Total [ESTIMATED] Cost of Project: $_______________. Company shall not exceed this amount (including reimbursable expenses, if any) without Aventis' express prior written consent. A request by Company for excess fees shall be accompanied by a written explanation of the cost overruns.

         [ENTER BREAKDOWN OF BUDGET HERE. INCLUDE HOURLY OR DAILY (I.E., 8 HOURS OF WORK) RATE FOR PROJECT PERSONNEL.]

         4.       Other Provisions:

         [ENTER ANY OTHER APPLICABLE PROJECT-SPECIFIC PROVISIONS HERE. IN PARTICULAR, DESCRIBE ANY VARIATIONS FROM THE AGREEMENT, INCLUDING ANY EQUIPMENT THAT MAY BE PROVIDED BY AVENTIS AND ANY PROPRIETARY, PRE-EXISTING IP OF COMPANY.]

                             Signature Page Follows

         IN WITNESS WHEREOF, the parties have indicated their acceptance of the terms of this Agreement by the signatures set forth below as of the date set forth above. Each individual signing for a corporate entity hereby personally warrants his or her legal authority to bind that entity.

Aventis Inc.                                Zix Corporation

By: __________________________              By: ________________________________

Name: ________________________              Name: ______________________________
Title: _______________________              Title: _____________________________

                                                                      SCHEDULE B

                           COMPANY SERVICES OFFERINGS

PATIENT EDUCATION AND CARE PROGRAM

The proposed PATIENT EDUCATION AND CARE PROGRAM (PECP) is an arrangement between Aventis and ZixCorp, through its wholly-owned subsidiary PocketScript, Inc., enabling a physician at the point of prescribing to recruit and/or enroll electronically a patient (who has provided authorization) into a drug compliance or adherence program.

The PECP operates as a recruitment vehicle to identify and enroll patients in existing disease management programs or in new programs either developed and managed on behalf of Aventis by ZixCorp on Zix websites or by a third-party. The electronic patient recruitment into the applicable compliance programs is conducted using our PocketScript(TM) e-prescribing application (a handheld wireless PDA: Blackberry or Pocket PC, or secure website).

Physicians using the ZixCorp PocketScript application have access to comprehensive drug information and the ability to electronically write and transmit prescriptions from the point-of-care directly to any pharmacy. The physicians are able to view patient drug histories for all past e-prescriptions to ensure prescriptions are being filled and no therapies are being duplicated.

The PECP has six potential option components which are described below:

         -        Recruitment

         -        Enrollment

         -        Adherence Reporting

         -        Program Management without Content

         -        Program Management with Content

         -        Content Development and Maintenance

RECRUITMENT

Description
                  Patient program recruitment may be made available to Aventis through the Zix physician network.. The recruitment process will be triggered after a physician prescribes an Aventis program drug prompting the physician to offer each patient the choice to have program opt-in information directed to him or her.

         -        Reporting

         - Upon request, ZixCorp can supply a report with the number of recruitments.

ENROLLMENT

         Description

         - Under this scenario, the patient receives an email with a link to opt-in to the PECP either because a) they were Recruited into the PECP by their physician or b) they accessed the PECP through another recruitment mechanism and elected to enroll in the program either through a ZixCorp, 3rd party or Aventis managed site.

         Reporting

         - In addition to the Recruitment reporting provided above (as applicable), Aventis may elect to receive reports on the number of patients enrolled through the ZixCorp site in the PECP.

         - If Enrollment is managed by a 3rd party and Aventis would like ZixCorp to report on enrollments, there will be a surcharge, as defined in an applicable IPA.

ADHERENCE REPORTING

         Description

         - ZixCorp can provide reports to Aventis on a de-identified patient, physician, practice, or regional level that will track Enrollees vs. Non-enrollees and provide agreed upon metrics to measure the effectiveness and impact of the PECP.

         - Adherence Reporting for patients enrolled through a 3rd party will be subject to the 3rd Party Enrollment Surcharge, as defined in any applicable IPA.

         Reporting

         -        Prescriptions written

         -        Prescriptions filled

         -        Number of refills picked up

         -        Number of renewal requests

         -        Number of renewals filled

PROGRAM MANAGEMENT WITHOUT CONTENT

         Description

         - Patients may access the PECP through a ZixCorp website and view static general information on the program and click a link to a 3rd party or Aventis site that is managing that program

         - Zix monitors and maintains this portal and connectivity to the 3rd party site

         Reporting

         - ZixCorp can provide reports to Aventis on the number of patients accessing the PECP through the Zix Corp website.

PROGRAM MANAGEMENT WITH CONTENT

         Description

         - ZixCorp either a) manages the program content and infrastructure, publishing it on Zix's site or b) provides a wrapper to another site with Zix's navigational subsystem to maintain a consistent look and feel

         - ZixCorp monitors and maintains the website and access to the content on it.

         - Patients have access to their pertinent medical history information and data, which can be tightly matched and linked to personalized content and educational information.

         - All patient history and prescription information is integrated to provide a better experience for the users

         Reporting

         - ZixCorp may provide reports on which sites, links and content have been viewed, and, given meaningful volumes, provide de-indentified reports on prescription fulfillment and dispense history for patients classified by what content was viewed

CONTENT DEVELOPMENT AND MAINTENANCE

         Description

         - At Aventis' option, ZixCorp will work with Aventis to develop content for the PECP for a fixed upfront fee to be negotiated on a case-by-case basis, plus an ongoing maintenance fee on a per Enrollment basis to be determined.

PRICING

         Description

         -        See Agreement provisions for general treatment.

         -        In particular:

                                                  Enrollment
                                                    to 3rd
  Per                                                Party                       Program         Program
Enrollment                                         Reporting    Adherence     Management w/o   Management w/       Content
  Cost           Recruitment       Enrollment      Surcharge    Reporting        Content         Content         Maintenance
  ----           -----------       ----------      ---------    ---------        -------         -------         -----------
1st Drug             *                 *               *            *              *                *                TBD
2nd Drug             *                 *               *            *              *                *                TBD
3rd Drug             *                 *               *            *              *                *                TBD
4th Drug             *                 *               *            *              *                *                TBD
5th Drug             *                 *               *            *              *                *                TBD
6th Drug             *                 *               *            *              *                *                TBD

----------------
* Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

WEB-HOSTING

         Description

         - Zix has the ability to provide industry-standard web-hosting services.